Exhibit 99.1

news

Contact:
Brad Allen
Imation Corp.
651.704.5818
bdallen@imation.com

Imation Reports Second Quarter 2003 EPS of $0.52 from Continuing Operations on
$268.0 Million in Revenue

Optical Products, Ultrium™ Tape and SDLT Tape™ Cartridges Drive Revenue Growth
Company Reaffirms Full Year Revenue and Earnings Outlook

OAKDALE, Minn. (July 24, 2003) — Imation Corp. (NYSE:IMN), a leading supplier of removable data storage media, today reported after-tax income from continuing operations of $18.9 million, or diluted earnings per share of $0.52, on $268.0 million in revenue for the second quarter ended June 30, 2003. For the comparable quarter a year ago, the Company reported after-tax income from continuing operations of $20.1 million, or $0.57 per diluted share, on total company revenue of $261.4 million. Reported after-tax income and EPS declined 6.0 percent and 8.8 percent respectively.

     However, last year’s results included a gain from litigation settlements and a reversal of earlier restructuring charges that totaled $5.5 million on an after-tax basis, or $0.16 in per share earnings in that quarter. Second quarter amounts from the prior year adjusted for these special items were $14.6 million in after-tax income from continuing operations and EPS of $0.41 per diluted share. Compared with these adjusted amounts, after-tax income from continuing operations and EPS grew 29.5 percent and 26.8 percent respectively in the quarter. These results were driven primarily by currency exchange rate benefits, lower SG&A expenses and improved profitability of personal storage products.

     For the six months ended June 30, 2003, the Company reported after-tax income from continuing operations of $40.4 million or $1.11 earnings per diluted share, on total company revenue of $541.3 million, compared with after-tax income from continuing operations of $35.8 million or $1.02 per diluted share, on total company revenue of $532.0 million, for the corresponding year-ago period.

     The Company reported net income, including discontinued operations, of $19.4 million and $40.9 million, or $0.53 and $1.12 earnings per diluted share for the second quarter and first six months respectively for the period ending June 30, 2003. This compares with net income, including discontinued operations, of $21.5 million and $38.3 million, or $0.61 and $1.09 earnings per diluted share for the comparable period of 2002.

     Commenting on the results, Imation’s Chairman and CEO, Bill Monahan said: “We are encouraged by our performance in the second quarter, which showed the benefits of our leveraged business model as we continue to deliver solid returns even in a tough economic environment. With the initiation of the war at the end of Q1 and SARS resulting in a great degree of uncertainty, layered on top of already weak economic activity, we had a slow start to the quarter, particularly in the business-to-business tape markets. We ended with a solid June, which we believe indicates that demand for our products persists but was held back by cautious spending. The breadth of our portfolio and depth of our global reach continued to benefit the business in the quarter. Optical media, Ultrium™ Tape and SDLT Tape™ cartridges were strong growth drivers globally. Optical product growth offset relatively lower tape demand and manufacturing productivity to maintain solid gross margins. While we captured some revenue from our relationship with Moser Baer, it was not a significant factor in the second quarter. We expect this relationship, focused on optical products, to benefit the second half of this year in both revenue and earnings.”

     “Even with the economic uncertainty, we remain confident in our stated goal of five to ten percent revenue growth in data storage and full year operating income outlook of ten to fifteen percent year-on-year growth, excluding litigation and restructuring benefits in 2002. We believe we have the opportunity to meet or exceed the high end of our earnings outlook depending on the strength of the economy in the second half of the year.”

Second Quarter 2003 Financial Highlights

     Total company revenue grew 2.5 percent to $268.0 million with data storage and information management segment revenue of $254.7 million, up 3.8 percent compared to Q2, 2002. For the comparable period in 2002, total company revenue included $3.8 million in revenue from businesses subsequently exited. Revenue from outside the U.S. showed solid growth in local currency terms, led by Asia, Latin America, and Canada. Currency translation benefits contributed approximately five percentage points to total company revenue growth in the quarter. Year-over-year volume growth accelerated in the U.S. in the second quarter compared with the first quarter, but was more than offset by pricing pressure.

     Gross margin of 30.4 percent was a 30 basis point improvement over Q2, 2002, due to foreign currency exchange rate benefits partially offset by less favorable product mix. Selling, general and administrative expenses were $42.2 million, or 15.7 percent to sales, down $2.4 million from the comparable period a year ago. Research and development spending was $12.5 million, or 4.7 percent to sales, up slightly from the comparable period a year ago.

     Total company operating income of $26.8 million was down from the $30.3 million in operating income recorded for the comparable period of 2002, representing a decline of 11.6 percent. However, litigation gains and a restructuring reversal benefited the year-ago quarter operating income by a total of $8.5 million. Adjusting for those special items, operating income in Q2, 2003 grew 23 percent over Q2, 2002 operating income of $21.8 million. In addition, 2002 continuing operations results included a loss of $1.9 million from businesses subsequently exited but not accounted for as discontinued operations.

     The tax rate in the quarter was 32 percent to bring the full year rate to 34 percent. This compares with a 35 percent tax rate for the comparable quarter a year ago. While the Company repurchased shares in the quarter, total share count increased from a year ago due to the dilutive impact of options resulting from a higher stock price. The resulting negative impact to EPS in the quarter was approximately offset by the lower tax rate.

     Earnings per share from continuing operations were $0.52 in the quarter. The Company reported earnings per share from continuing operations in the second quarter of last year of $0.57, which included a $0.16 per share benefit from the litigation gain and restructuring reversal cited above. Adjusting for those special items, EPS grew 26.8 percent compared with Q2, 2002 EPS of $0.41. The net impact of changes in currency exchange rates is estimated to have benefited EPS in the range of $0.05 per share for the quarter compared with the second quarter of last year.

     Cash flow from operations was strong at $23.3 million in the quarter and $42.1 million year-to-date. Ending cash was $479.3 million. Capital spending was $16.5 million in the quarter and $30.6 million year-to-date. Depreciation and amortization totaled $9.5 million in the quarter and $18.8 million for the first six months. During the quarter the Company bought back 145,000 shares for $4.9 million and paid its first dividend of $0.08 per share, returning $2.8 million to shareholders. Total employee count at the end of the quarter was approximately 2,800.

     The Company reported $0.5 million in income from discontinued operations net of taxes for the quarter. During the second quarter, the Company resolved its ongoing dispute with Kodak related to the 1998 sale of the Company’s Medical Imaging business (as discussed in the Company’s subsequent 10-K and 10-Q filings). This resolution resulted in an after-tax gain of $1.1 million which was partially offset by $0.6 million of after-tax litigation costs for other discontinued operations. The settlement resulted in a reduction in cash of $7.2 million as well as reductions in other current assets and other current liabilities as reflected on the balance sheet.

Business Outlook

     The following section contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. These statements are based on the Company’s current outlook for fiscal year 2003, and are subject to the risks and uncertainties described below.

•	Data storage and information management segment revenue is estimated to range between $1,050 million and $1,100 million in 2003 representing approximately five to ten percent growth over 2002. Primary drivers of revenue growth in the second half are expected to be benefits from the MBI relationship, strong growth in optical products, growth in Ultrium™ Tape and SuperDLT Tape™ cartridges, and a benefit from currency exchange rates which is currently estimated to be less than the 5 percent benefit experienced in the first half of 2003.

•	Gross margin is estimated to be in the range of 30 to 32 percent of revenue.

•	Research and Development spending is targeted to be approximately five percent of revenues.

•	Selling, General and Administrative spending is targeted to range between 15.5 and 16 percent of revenues, down from previous guidance of 16 to 16.5 percent.

•	Full year 2003 operating income is expected to range between $110 million and $115 million. In 2002, the Company reported operating income of $110.7 million using Generally Accepted Accounting Principles (GAAP) treatment. The Company’s current operating income outlook would be essentially flat to up approximately four percent compared with the 2002 GAAP operating income, however, operating income for 2002 included $10.4 million of benefits derived primarily from litigation settlement and restructuring adjustments. Using an adjusted operating income of $100.3 million without the litigation and restructuring benefits, full year 2003 operating income is estimated to grow approximately 10 to 15 percent.

•	Tax rate is estimated to be 34 percent for the year.

•	EPS (earnings per share) from continuing operations for the full year 2003 is estimated to range between $2.05 and $2.14, essentially flat to up four percent from the $2.05 per share reported in 2002 using Generally Accepted Accounting Principles (GAAP) treatment. The 2002 EPS included $0.19 per share of benefits derived primarily from litigation settlement and restructuring adjustments. Using an adjusted EPS of $1.86 without the litigation and restructuring benefits, full year EPS is estimated to grow 10 to 15 percent.

•	Capital spending is targeted to be as much as $75 million for the year, down from previous guidance of $80 million.

•	Depreciation and amortization is estimated to be approximately $40 million for the year, down from previous guidance of $40 to $45 million.

     A live web-cast of Imation Corp.’s second quarter teleconference will be available on the Internet on a listen-only basis at www.imation.com or www.streetevents.com beginning at 9:00 AM Central Daylight Time today. A replay of this web-cast will be available at either of these websites through Wednesday, July 30, 2003. A taped replay of the teleconference will be available beginning at 11:00 AM Central Daylight Time on Thursday, July 24, 2003 until 5:00 PM Central Daylight Time on Wednesday, July 30, 2003 by dialing 800-633-8284 (reservation number 21154213). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent material developments.

About Imation Corp.

     Imation Corp. is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. With one of the broadest product lines in the industry — spanning from a few megabytes to hundreds of gigabytes of capacity in each piece of media, Imation serves customers in more than 60 countries, in both business and consumer markets. With more than 300 technology scientists and over 300 patents in the U.S. alone, Imation continues to pioneer today’s proven magnetic and optical media technologies. As of June 30th, 2003, Imation employed approximately 2,800 people worldwide. Revenues from outside the U.S. contribute approximately 53 percent of total sales. Additional information about Imation is available on the company’s website at www.imation.com, or by calling 1-888-466-3456. Imation and the Imation logo are trademarks of Imation Corp. Linear Tape-Open, LTO, and Ultrium are U.S. trademarks of HP, IBM and Seagate. All other trademarks are the property of their respective owners.

Certain information contained in this press release, which does not relate to historical financial information, including the Business Outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are continuing uncertainty in global economic and political conditions that make it particularly difficult to predict product demand, the Company’s ability to meet its cost reduction and revenue growth targets, its ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties, the competitive pricing environment, foreign currency fluctuations, the outcome of litigation, the ability of Imation to manufacture or source certain high demand products at competitive cost and adequate amounts, the ready availability and price of energy, the market acceptance of newly introduced offerings, the rate of decline for certain existing products, its ability to implement its restructuring programs for the estimated costs on a timely basis, as well as various factors set forth in the Company’s filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002 (1)	2003	2002 (1)

Net revenues	$268.0	$261.4	$541.3	$532.0
Cost of goods sold	186.5	182.8	372.7	374.9

Gross profit	81.5	78.6	168.6	157.1
Operating expenses (income):
Selling, general and administrative	42.2	44.6	83.6	89.3
Research and development	12.5	12.2	25.4	23.5
Litigation (2)	—	(6.4)	—	(6.4)
Restructuring (3)	—	(2.1)	—	(2.1)

Total	54.7	48.3	109.0	104.3
Operating income	26.8	30.3	59.6	52.8
Other (income) and expense:
Interest income	(1.7)	(2.0)	(3.5)	(3.9)
Interest expense	0.3	0.3	0.6	0.6
Other, net	0.5	1.1	1.2	1.2

Total	(0.9)	(0.6)	(1.7)	(2.1)
Income from continuing operations before taxes	27.7	30.9	61.3	54.9
Income tax provision	8.8	10.8	20.9	19.1

Income from continuing operations	18.9	20.1	40.4	35.8
Income from discontinued operations, net of taxes	0.5	1.4	0.5	2.5

Net income	$19.4	$21.5	$40.9	$38.3

Basic earnings per common share:
Continuing operations	$0.54	$0.58	$1.14	$1.03
Discontinued operations	$0.01	$0.04	$0.01	$0.07

Net income	$0.55	$0.62	$1.15	$1.10

Diluted earnings per common share:
Continuing operations	$0.52	$0.57	$1.11	$1.02
Discontinued operations	$0.01	$0.04	$0.01	$0.07

Net income	$0.53	$0.61	$1.12	$1.09

Weighted average basic shares outstanding	35.5	34.9	35.5	34.9
Weighted average diluted shares outstanding	36.5	35.4	36.4	35.3

Historical financial information for 2002 presented above has been reclassified to reflect the North America Digital Solutions and Services business as discontinued operations.

(1)	The three and six month periods ended June 30, 2002, include net revenues and operating income (loss) for divested businesses. Refer to Segment Information for more details.

(2)	Net litigation benefit is due primarily to the May 29, 2002, legal settlement with Quantum Corporation and Maxell, net of associated legal expenses.

(3)	Restructuring adjustment is the result of lower than expected costs for the Company’s restructuring programs.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
RECONCILIATION OF REPORTED RESULTS TO ADJUSTED RESULTS
THREE MONTHS ENDED JUNE 30
(In millions, except per share amounts)
(Unaudited)

	Three months ended June 30,

		2002(1)

		As	Special	As
	2003	Reported	Items	Adjusted (2)

Net revenues	$268.0	$261.4	$—	$261.4
Cost of goods sold	186.5	182.8	—	182.8

Gross profit	81.5	78.6	—	78.6
Operating expenses (income):
Selling, general and administrative	42.2	44.6	—	44.6
Research and development	12.5	12.2	—	12.2
Litigation (3)	—	(6.4)	(6.4)	—
Restructuring (4)	—	(2.1)	(2.1)	—

Total	54.7	48.3	(8.5)	56.8
Operating income	26.8	30.3	8.5	21.8
Other (income) and expense:
Interest income	(1.7)	(2.0)	—	(2.0)
Interest expense	0.3	0.3	—	0.3
Other, net	0.5	1.1	—	1.1

Total	(0.9)	(0.6)	—	(0.6)
Income from continuing operations before taxes	27.7	30.9	8.5	22.4
Income tax provision	8.8	10.8	3.0	7.8

Income from continuing operations	18.9	20.1	5.5	14.6
Income from discontinued operations, net of taxes	0.5	1.4	—	1.4

Net income	$19.4	$21.5	$5.5	$16.0

Basic earnings per common share:
Continuing operations	$0.54	$0.58	$0.16	$0.42
Discontinued operations	$0.01	$0.04	$—	$0.04

Net income	$0.55	$0.62	$0.16	$0.46
Diluted earnings per common share:
Continuing operations	$0.52	$0.57	$0.16	$0.41
Discontinued operations	$0.01	$0.04	$—	$0.04

Net income	$0.53	$0.61	$0.16	$0.45
Weighted average basic shares outstanding	35.5	34.9	34.9	34.9

Weighted average diluted shares outstanding	36.5	35.4	35.4	35.4

Historical financial information for 2002 presented above has been reclassified to reflect the North America Digital Solutions and Services business as discontinued operations.

(1)	The three month period ended June 30, 2002, includes net revenues and operating income (loss) for divested businesses. Refer to Segment Information for more details.

(2)	The As Adjusted results are provided solely to assist in an investor’s understanding of the impact of these special items on the comparability of the Company’s operations. The adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

(3)	Net litigation benefit is due primarily to the May 29, 2002, legal settlement with Quantum Corporation and Maxell, net of associated legal expenses.

(4)	Restructuring adjustment is the result of lower than expected costs for the Company’s restructuring programs.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
RECONCILIATION OF REPORTED RESULTS TO ADJUSTED RESULTS
SIX MONTHS ENDED JUNE 30
(In millions, except per share amounts)
(Unaudited)

	Six months ended June 30,

		2002(1)

		As	Special	As
	2003	Reported	Items	Adjusted (2)

Net revenues	$541.3	$532.0	$—	$532.0
Cost of goods sold	372.7	374.9	—	374.9

Gross profit	168.6	157.1	—	157.1
Operating expenses (income):
Selling, general and administrative	83.6	89.3	—	89.3
Research and development	25.4	23.5	—	23.5
Litigation (3)	—	(6.4)	(6.4)	—
Restructuring (4)	—	(2.1)	(2.1)	—

Total	109.0	104.3	(8.5)	112.8
Operating income	59.6	52.8	8.5	44.3
Other (income) and expense:
Interest income	(3.5)	(3.9)	—	(3.9)
Interest expense	0.6	0.6	—	0.6
Other, net	1.2	1.2	—	1.2

Total	(1.7)	(2.1)	—	(2.1)
Income from continuing operations before taxes	61.3	54.9	8.5	46.4
Income tax provision	20.9	19.1	3.0	16.1

Income from continuing operations	40.4	35.8	5.5	30.3
Income from discontinued operations, net of taxes	0.5	2.5	—	2.5

Net income	$40.9	$38.3	$5.5	$32.8

Basic earnings per common share:
Continuing operations	$1.14	$1.03	$0.16	$0.87
Discontinued operations	$0.01	$0.07	$—	$0.07

Net income	$1.15	$1.10	$0.16	$0.94
Diluted earnings per common share:
Continuing operations	$1.11	$1.02	$0.16	$0.86
Discontinued operations	$0.01	$0.07	$—	$0.07

Net income	$1.12	$1.09	$0.16	$0.93
Weighted average basic shares outstanding	35.5	34.9	34.9	34.9

Weighted average diluted shares outstanding	36.4	35.3	35.3	35.3

Historical financial information for 2002 presented above has been reclassified to reflect the North America Digital Solutions and Services business as discontinued operations.

(1)	The six month period ended June 30, 2002, includes net revenues and operating income (loss) for divested businesses. Refer to Segment Information for more details.

(2)	The As Adjusted results are provided solely to assist in an investor’s understanding of the impact of these special items on the comparability of the Company’s operations. The adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

(3)	Net litigation benefit is due primarily to the May 29, 2002, legal settlement with Quantum Corporation and Maxell, net of associated legal expenses.

(4)	Restructuring adjustment is the result of lower than expected costs for the Company’s restructuring programs.

IMATION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,
	2003	2002

ASSETS
Current assets
Cash and equivalents	$479.3	$474.7
Accounts receivable — net	143.9	138.1
Inventories	151.6	139.0
Other current assets	46.7	90.4

Total current assets	821.5	842.2
Property, plant and equipment — net	194.5	181.5
Other assets	88.8	96.2

Total assets	$1,104.8	$1,119.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$101.7	$96.2
Accrued payroll	19.9	28.0
Short-term debt	1.5	4.5
Other current liabilities	127.3	181.3

Total current liabilities	250.4	310.0
Other liabilities	69.1	71.4
Shareholders’ equity	785.3	738.5

Total liabilities and shareholders’ equity	$1,104.8	$1,119.9

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)

Operations & Cash Flow — Additional Information ($ Millions)

	Quarter ended June 30,		Six months ended June 30,

	2003	2002	2003	2002

Gross Margin %	30.4%	30.1%	31.1%	29.5%
Capital Expenditures	$16.5	$10.7	$30.6	$21.4
Depreciation	$8.1	$7.7	$16.1	$15.9
Amortization	$1.4	$1.3	$2.7	$2.5

Asset Utilization Information *

	June 30,	December 31,
	2003	2002

Days Sales Outstanding (DSO)	43	43
Days of Inventory Supply	77	70
Debt to Total Capital	0.2%	0.6%

Other Information

Approximate employee count as of June 30, 2003:	2,800
Book value per share as of June 30, 2003:	$22.08
Shares used to calculate book value per share (millions):	35.6

Revenues by Area ($ Millions)

	Quarter ended June 30,		Six months ended June 30,

	2003	2002	2003	2002

United States	$125.7	$132.5	$252.5	$272.6
% of total	47%	51%	47%	51%
International	$142.3	$128.9	$288.8	$259.4
% of total	53%	49%	53%	49%

*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenues that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholder’s equity and total debt.

(The Company does not have any long term debt.)

IMATION CORP.
Segment Information
($ millions)
(Unaudited)

	Revenue

	2002					2003

	Q1	Q2	Q3	Q4	TY	Q1	Q2	YTD

Data Storage & Information Management	$252.2	$245.3	$249.5	$256.9	$1,003.9	$260.0	$254.7	$514.7
Digital Solutions & Services (1)	4.8	3.8	0.9	—	9.5	—	—	—
Specialty Papers (2)	13.6	12.2	13.3	14.0	53.1	13.3	13.3	26.6
Corporate & Other	—	0.1	0.1	—	0.2	—	—	—

TOTAL	$270.6	$261.4	$263.8	$270.9	$1,066.7	$273.3	$268.0	$541.3

	Operating Income

	2002					2003

	Q1	Q2	Q3	Q4	TY	Q1	Q2	YTD

Data Storage & Information Management	$22.2	$23.1	$26.7	$27.2	$99.2	$31.4	$25.5	$56.9
Digital Solutions & Services (1)	(1.8)	(1.9)	(0.3)	—	(4.0)	—	—	—
Specialty Papers (2)	2.2	1.2	2.1	1.7	7.2	1.9	2.1	4.0
Corporate & Other	(0.1)	(0.6)	(0.9)	(0.5)	(2.1)	(0.5)	(0.8)	(1.3)

Subtotal without Litigation & Restructuring (3)	22.5	21.8	27.6	28.4	100.3	32.8	26.8	59.6
Litigation & Restructuring (4)	—	8.5	(0.1)	2.0	10.4	—	—	—

TOTAL	$22.5	$30.3	$27.5	$30.4	$110.7	$32.8	$26.8	$59.6

Historical financial information presented above has been reclassified to reflect the North America Digital Solutions and Services business as discontinued operations, absent allocated corporate overhead.

(1)	The Digital Solutions and Services business outside of North America was closed by the end of the third quarter of 2002.

(2)	The three month period ended March 31, 2002, includes revenue of $1.6 million and operating income of $0.6 million for the videodisc replication business which was closed at the end of the first quarter of 2002.

(3)	The Subtotal without Litigation & Restructuring is provided solely to assist in an investor’s understanding of the impact of these special items on the comparability of the Company’s operations. The adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

(4)	Second quarter 2002 includes a net litigation benefit of $6.4 million as well as $2.1 million for a restructuring adjustment benefit; Third quarter 2002 includes a new restructuring charge of $1.8 million and a $1.7 million restructuring adjustment benefit; Fourth quarter 2002 includes a $2.0 million restructuring adjustment benefit.